FOR IMMEDIATE RELEASE: Monday, November 27, 2006	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

11 percent sales growth and strong operating margin drive 16 percent EPS increase

MINNEAPOLIS (Nov. 27, 2006) — Donaldson Company, Inc. (NYSE: DCI) announced first quarter diluted earnings per share (“EPS”) of $0.43 versus $0.37 last year. Net income was $36.0 million, up 11.8 percent, compared to $32.2 million last year. Sales were $446.4 million, up 10.7 percent from $403.4 million in the first quarter of 2006.

“We are pleased to start the year with continued solid sales growth and an operating margin of 12 percent,” said Bill Cook, Chairman, President and CEO. “Sales in both our Engine and Industrial Products segments were up 11 percent, and our incoming orders remain strong. Our plants around the world are operating very well. The start-ups at our new plants in China and the Czech Republic have been completed, and they are now up and running per our plans. Overall, economic conditions remain good for most of our businesses around the world. As a result, we are on course for another year of record earnings, our 18th consecutive, in fiscal 2007.”

Income Statement Discussion

Translated at constant exchange rates, sales increased $38.8 million, or 9.6 percent. The impact of currency translation increased the reported sales growth to $43.0 million, or 10.7 percent. Currency translation impact increased reported net earnings by $0.8 million.

Gross margin of 32.2 percent compares to a prior year margin of 32.6 percent. Operating expenses were 20.2 percent of sales, down from 21.8 percent in the prior year due to the combination of operating leverage with our revenue increase and our cost containment efforts.

The effective tax rate of 31.2 percent for the quarter compares to a prior year rate of 26.7 percent. The higher tax rate is primarily a result of the mix of earnings in different tax jurisdictions. In addition, in last year’s first quarter, we filed an amended tax return, which resulted in additional R&D tax credits, thus lowering the tax rate for that quarter.

As part of our ongoing share repurchase program, we repurchased 99,700 shares during the quarter for $3.7 million.

Outlook

Engine Products: We continue to expect mid-single digit full year sales growth in our fiscal 2007 including the impact of the NAFTA new truck production decline in 2007.

•

NAFTA heavy duty truck build rates should remain at their current high levels through December as production at our truck manufacturer Customers is near capacity. Build rates are then expected to decrease with the implementation of the new EPA diesel emission standards.

•

Strong international conditions are expected to continue in the production of new construction and mining equipment by our Customers. While residential construction in the U.S. has recently softened, NAFTA non-residential and public construction markets are expected to remain healthy.

•

Both our NAFTA and international aftermarket sales are expected to continue growing with continued strong equipment utilization, continued growth by our OEM Customers of their replacement parts business, and the growing amount of equipment in the field with our PowerCore™ filtration systems.

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Donaldson Company, Inc.

November 27, 2006

Industrial Products: We expect low double-digit sales growth in fiscal 2007.

•	Our Industrial filtration sales are expected to continue growing with healthy global manufacturing investment and utilization conditions at our Customers.
•

Our full-year gas turbine sales should continue rebounding with sales increasing approximately 20 percent over last year. Strength is seen in both the international power generation and the global oil and gas segments we serve.

•	Conditions for our special applications products are expected to remain solid due primarily to continued strength in the hard disk drive market.

Other:

•

We expect the full year impact from expensing stock options to be $0.03 to $0.04 per share, with 75 percent of the full year expense ($0.02 to $0.03 per share) expected in the second quarter due to the timing of our annual option grants.

•	Our tax rate is expected to be 29 to 31 percent for the year although our rate will vary by quarter due to country earnings mix and discrete events.
•	We expect our full year fiscal 2007 EPS to be between $1.72 and $1.82 per share.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. We are a technology-driven company committed to satisfying Customers’ needs for filtration solutions through innovative research and development. We serve customers in the diesel engine and industrial markets providing in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,500 employees contribute to the company’s success at over 35 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 27, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31
	2006	2005

Net sales	$446,419	$403,396

Cost of sales	302,553	271,864

Gross margin	143,866	131,532

Operating expenses	90,180	88,138

Operating income	53,686	43,394

Other income, net	(1,530)	(2,929)

Interest expense	2,883	2,425

Earnings before income taxes	52,333	43,898

Income taxes	16,328	11,700

Net earnings	$36,005	$32,198

Weighted average shares outstanding	81,317,771	84,024,553

Diluted shares outstanding	83,483,381	86,122,289

Net earnings per share	$.44	$.38

Net earnings per share assuming dilution	$.43	$.37

Dividends paid per share	$.090	$.080

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Donaldson Company, Inc.

November 27, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31 2006	July 31 2006
ASSETS

Cash and cash equivalents	$50,269	$45,467
Accounts receivable – net	312,452	312,214
Inventories – net	169,723	153,165
Prepaid expenses and other current assets	54,526	50,559

Total current assets	586,970	561,405

Other assets and deferred taxes	246,064	245,298
Property, plant and equipment – net	328,353	317,364

Total assets	$1,161,387	$1,124,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$160,375	$163,783
Employee compensation and other liabilities	105,415	112,606
Notes payable	83,239	73,368
Income taxes payable	9,842	3,571
Current maturity long-term debt	6,014	6,541

Total current liabilities	364,885	359,869

Long-term debt	96,343	100,495
Other long-term liabilities	116,222	116,901

Total liabilities	577,450	577,265

Equity	583,937	546,802

Total liabilities and equity	$1,161,387	$1,124,067

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Donaldson Company, Inc.

November 27, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2006	2005
OPERATING ACTIVITIES

Net earnings	$36,005	$32,198
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,722	11,442
Changes in operating assets and liabilities	(27,962)	13,345
Payment of litigation judgment	—	(14,170)
Tax benefit of equity plans	(3,079)	(11,549)
Stock option expense	272	259
Other, net	347	(772)
Net cash provided by operating activities	17,305	30,753

INVESTING ACTIVITIES

Net expenditures on property and equipment	(18,014)	(13,343)
Acquisitions, investments and divestitures, net	(652)	—
Net cash used in investing activities	(18,666)	(13,343)

FINANCING ACTIVITIES

Purchase of treasury stock	(3,727)	(48,126)
Net change in debt	11,376	(15,630)
Dividends paid	(7,250)	(6,706)
Tax benefit of equity plans	3,079	11,549
Exercise of stock options	2,666	592
Net cash provided by/(used in) financing activities	6,144	(58,321)

Effect of exchange rate changes on cash	19	176

Increase (decrease) in cash and cash equivalents	4,802	(40,735)

Cash and cash equivalents – beginning of year	45,467	134,066

Cash and cash equivalents – end of year	$50,269	$93,331

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Donaldson Company, Inc.

November 27, 2006

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2006:
Net sales	$263,926	$182,493	—	$446,419
Earnings before income taxes	38,819	16,173	(2,659)	52,333

3 Months Ended October 31, 2005:
Net sales	$238,424	$164,972	—	$403,396
Earnings before income taxes	31,174	15,084	(2,360)	43,898

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2006	2005
Engine Products segment:
Off-road products	$80,010	$70,166
Transportation products	51,155	46,210
Aftermarket products	132,761	122,048
Total Engine Products Segment	$263,926	$238,424

Industrial Products segment:
Industrial filtration solutions products	$118,527	$105,888
Gas turbine products	26,049	24,363
Special applications products	37,917	34,721
Total Industrial Products segment	$182,493	$164,972

Total Company	$446,419	$403,396

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Donaldson Company, Inc.

November 27, 2006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2006	2005

Free cash flow	$(709)	$17,410
Net capital expenditures	18,014	13,343
Net cash provided by operating activities	$17,305	$30,753

EBITDA	$66,648	$57,083
Income taxes	(16,328)	(11,700)
Interest expense (net)	(2,593)	(1,743)
Depreciation and amortization	(11,722)	(11,442)

Net earnings	$36,005	$32,198

Net sales, excluding foreign currency translation	$442,152	$403,479
Foreign currency translation	4,267	(83)

Net sales	$446,419	$403,396

Net earnings, excluding foreign currency translation	$35,221	$32,005
Foreign currency translation	784	193

Net earnings	$36,005	$32,198

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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